UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CENTRAL GARDEN & PET COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of the transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, February 13, 2018, 10:30 A.M.

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Central Garden & Pet Company will be held at the EMBASSY SUITES WALNUT CREEK, 1345 Treat Boulevard, Walnut Creek, California 94597, on Tuesday, February 13, 2018, at 10:30 A.M. for the following purposes:

(1)	To elect nine directors;

(2)	To approve an amendment to the Company’s Certificate of Incorporation to authorize an increase of 100,000,000 shares of non-voting Class A Common Stock;

(3)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on September 29, 2018; and

(4)	To transact such other business as may properly come before the meeting.

Only holders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 15, 2017, will be entitled to vote at the meeting and any adjournment thereof. Holders of Class A Common Stock are welcome to attend and participate in this meeting. A complete list of the Company’s stockholders entitled to vote at the meeting will be available for examination by any stockholder for ten days prior to the meeting during normal business hours at the Company’s principal executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California.

Except for those stockholders who have already requested printed copies of the Company’s proxy materials, the Company is furnishing proxy materials for this annual meeting to stockholders through the Internet. On or about December     , 2017, the Company mailed to stockholders on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”). Certain stockholders who previously requested email notice in lieu of mail received the Notice by email. If a stockholder received a Notice by mail or email, that stockholder will not receive a printed copy of the proxy materials unless such stockholder specifically requests one. Instead, the Notice instructs stockholders on how to access and review all of the important information contained in the Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 (which the Company posted on the Internet on December     , 2017), as well as how to submit proxies over the Internet. The Company believes that mailing or emailing the Notice and posting other materials on the Internet allow it to provide stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If a stockholder received the Notice and would still like to receive a printed copy of the proxy materials, such stockholder may request a printed copy of the proxy materials by any of the following methods: through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an email to sendmaterial@proxyvote.com.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible in accordance with the instructions provided to you to ensure that your vote is counted at the annual meeting.

Dated: December     , 2017

By Order of the Board of Directors
George A. Yuhas, Secretary

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

PROXY STATEMENT

The Board of Directors of Central Garden & Pet Company (the “Company”) is soliciting proxies to be used at the Annual Meeting of Stockholders on February 13, 2018 (the “Annual Meeting”), for the purposes set forth in the foregoing notice. This proxy statement and, in the case of holders of Common Stock and Class B Stock, the form of proxy were first sent to stockholders on or about December     , 2017. Holders of Class A Common Stock will receive this proxy statement but will not be entitled to vote at the Annual Meeting of Stockholders or any adjournment thereof.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to proxy materials (consisting of the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2017) by posting them on the Internet on December     , 2017. Therefore, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders. Starting on the date of distribution of the Notice, all stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. If a Class B or Common stockholder requests printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.

If a Class B or Common stockholder holds shares in its own name as a stockholder of record, such Class B or Common stockholder may vote shares either in person at the meeting or by proxy. To vote in person, Class B or Common stockholders should bring a form of identification, such as a valid driver’s license or passport, and proof that they were a stockholder as of December 15, 2017, and the Company will provide a ballot when such stockholders arrive. To vote by proxy, Class B or Common stockholders should vote in one of the following ways:

•	Via the Internet. Class B or Common stockholders may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

•	By Telephone. If a Class B or Common stockholder received proxy materials or requested printed copies by mail, such Class B or Common stockholder located in the United States may vote by calling the toll-free number found on the proxy card.

•	By Mail. If a Class B or Common stockholder received proxy materials or requested printed copies by mail, such Class B or Common stockholder may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

Voting by proxy will not affect the right of Class B or Common stockholders to vote shares if they attend the Annual Meeting and want to vote in person—by voting in person such Class B or Common stockholders automatically revoke their proxy. Class B or Common stockholders may also revoke a proxy at any time before the applicable voting deadline by giving the Company’s Secretary written notice of revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (the latest telephone or Internet proxy is the one that will be counted).

If you vote by proxy, the individuals named as proxyholders will vote the shares as instructed. If a Class B or Common stockholder votes shares over the telephone, such Class B or Common stockholder must select a voting option (“For” or “Withhold” (for directors) and “For,” “Against” or “Abstain” (for Proposals Two and Three)) in order for the proxy to be counted on that matter. If a Class B or Common stockholder validly votes shares over the Internet or by mail but does not provide any voting instructions, the individuals named as proxyholders will vote such shares FOR the election of the nominees for director, FOR the amendment of the Certificate of Incorporation to increase the number of shares of Class A Common Stock authorized for issuance thereunder and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 29, 2018.

If shares are registered in street name, Class B or Common stockholders must vote shares in the manner prescribed by the broker, bank or other nominee. In most instances, a Class B or Common stockholder can do this over the telephone or Internet, or if a Class B or Common stockholder has received or requested a hard copy of the proxy statement and accompanying voting instruction form, the Class B or Common stockholder may mark, sign, date and mail the voting instruction form in the envelope the broker, bank or other nominee provides. The materials that were sent to Class B or Common stockholders have specific instructions for how to submit votes and the deadline for doing so. If a Class B or Common stockholder would like to revoke its proxy, such Class B or Common stockholder must follow the broker, bank or other nominee’s instructions on how to do so. If a Class B or Common stockholder wishes to vote in person at the Annual Meeting, such Class B or Common stockholder must obtain a legal proxy from the broker, bank or other nominee holding the shares.

VOTING SECURITIES

Only stockholders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 15, 2017, will be entitled to vote at the Annual Meeting.

As of the close of business on December 15, 2017, there were outstanding                  shares of Common Stock of the Company, entitled to one vote per share, and 1,652,262 shares of Class B Stock of the Company, entitled to the lesser of ten votes per share or 49% of the total votes cast. There were also outstanding                  shares of Class A Common Stock, which generally have no voting rights unless otherwise required by Delaware law. Holders of Common Stock and Class B Stock will vote together on all matters presented to the stockholders for their vote or approval at the meeting.

The holders of a majority of the shares of Common Stock and Class B Stock of the Company entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and we will not independently provide stockholders with any such right.

With regard to the election of directors, votes may be cast “For” or “Withhold” for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker “non-vote” affect the outcome of the election.

Proposal Two to amend the Company’s Certificate of Incorporation requires the approval of a majority of the outstanding shares of Common Stock and Class B Stock, voting together as a class. Accordingly, abstentions on the proposal to amend the Company’s Certificate of Incorporation will have the effect of a negative vote on this proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Therefore, a broker non-vote will have the same effect as a vote against the proposal to amend the Company’s Certificate of Incorporation, which requires the approval of a majority of the outstanding shares of common stock and Class B Stock voting together as a class.

The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter. Abstentions are included in the determination of shares present for quorum purposes.

If a stockholder’s shares are held in street name and the stockholder does not instruct his or her broker how to vote the shares, the brokerage firm, in its discretion, may either leave the shares unvoted or vote the shares on routine matters. The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year should be treated as a routine matter. To the extent a stockholder’s brokerage firm votes shares on the stockholder’s behalf on that proposal, the shares also will be counted as present for the purpose of determining a quorum.

In order to reduce printing and postage costs for stockholders who request a printed copy of the proxy materials, only one Annual Report and one Proxy Statement will be mailed to multiple stockholders who request a printed copy of the proxy materials sharing an address unless we receive contrary instructions from one or more of the stockholders sharing an address. This practice is commonly referred to as “householding.” If your household has received only one Annual Report and one Proxy Statement, we will promptly deliver a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Investor Relations at our executive offices, which are located at 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597, or calls (925) 948-4000 and requests such a delivery. If your household is receiving multiple copies of our annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to our executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597, or call (925) 948-4000 with such a request.

PROPOSAL ONE

ELECTION OF DIRECTORS

The persons named below are nominees for director to serve until the next annual meeting of stockholders and until their successors shall have been elected. The nominees are all members of the present Board of Directors. In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of all such nominees to the Board of Directors. If any nominee is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. Set forth below is certain information concerning the nominees which is based on data furnished by them.

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
John B. Balousek(1)	72

Lead independent director of the Company. Interim Chairman of the Company from July 2015 until October 2016. From 1991 to 1996, Mr. Balousek served as President, Chief Operating Officer and a director of Foote, Cone & Belding Communications, one of the largest global advertising and communications networks, and also in 1996 as Chairman and Chief Executive Officer of True North Technologies, a digital and interactive services company affiliated with True North Communications. Mr. Balousek was also a founding shareholder and strategic contributor to Lenscrafters one-hour optical in the United States, Vision Express in Europe, and a founder of Eyemasters one-hour optical in Canada. Prior to 1991, Mr. Balousek held various management positions with Foote, Cone & Belding Communications and in brand management with the Procter & Gamble Company. Mr. Balousek has also served as a director on multiple boards, including Inuvo, Inc., an online analytics, data and media company, from June 2008 to March 2012, Rabobank NA, a California community bank, and VIB Corp., a bank holding company.

As a former President and Chief Operating Officer of a global advertising network, executive in brand management at one of the world’s leading consumer packaged goods organizations, and an experienced director with deep boardroom experience across a range of businesses, Mr. Balousek brings valuable skills and insights to the Company.

			2001

William E. Brown(2)(3)	76	Chairman of the Board of the Company since 1980. From 1980 to June 2003, Mr. Brown served as Chief Executive Officer of the Company. In October 2007, the Board reappointed Mr. Brown to the additional post of Chief Executive Officer which he held until February 11, 2013. Mr. Brown founded the Company and has extensive management and leadership experience and a deep knowledge of the lawn and garden and pet supplies industries and the financial and operational issues faced by the Company.	1980

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

Thomas J. Colligan(2)(4)	73

Mr. Colligan served in executive roles for 38 years at PricewaterhouseCoopers LLP (PwC), including as the firm’s Vice Chairman from 2001 to 2004. After retiring from PwC in 2004, Mr. Colligan worked for two years as managing director at Duke Corporate Education before becoming Vice Dean of Executive Education at the University of Pennsylvania’s Wharton School until 2010. Mr. Colligan currently consults with the board of Sharp Electronics. He previously served on the boards of ADT, CNH Global, Office Depot, Inc., Schering Plough Corporation, Educational Management Corporation, Targus Corporation and Anesiva, Inc. Mr. Colligan is a Certified Public Accountant and member of the American Institute of Certified Public Accountants.

Mr. Colligan’s qualifications include his 39 years as a Certified Public Accountant, his PwC experience, his extensive experience with audit and financial issues and his past service on public company boards and audit committees.

			2015

Michael J. Edwards	57

Mr. Edwards served as Chief Executive Officer, of eBags.com (a leading online bag retailer owned by Samsonite) from 2015 to 2017. From 2012 to 2015, Mr. Edwards was the Global Chief Merchandising Officer of Staples (an office supplies retailer). From 2010 to 2011, Mr. Edwards was the President and Chief Executive Officer, and from 2009 to 2010 the Executive Vice President and Chief Merchandising Officer of Borders Group, Inc. Borders Group, Inc. filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on February 16, 2011. Mr. Edwards serves as a director of Flexsteel Industries, Inc.

Mr. Edwards has been a senior executive at a number of major retailers and has significant experience with the transformational impact of e-commerce on consumers, retailers and suppliers.

			2017

Brooks M. Pennington III(2)(3)	63	Director of Special Projects for the Company since October 2006. From 1994 through September 2006, Mr. Pennington was the President and Chief Executive Officer of Pennington Seed, Inc., a business which was acquired by the Company in 1998. He also serves on the boards of several private companies. Mr. Pennington has over 36 years of work experience in the lawn and garden industry, including 12 years as the former chief executive officer of Pennington Seed, Inc.	1998

John R. Ranelli(2)	71	Mr. Ranelli served as the Company’s Chief Executive Officer from February 2013 to May 2016 and as Acting Principal Financial Officer from February 2016 to September	2010

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

2016. He continues as a Company consultant and director. Mr. Ranelli served as Chairman of the Board of Woolrich, Inc., a global apparel and accessories company, from 2011 until November 2016, and also served as Chief Executive Officer from March 2012 until October 2012. From 2008 to 2012, Mr. Ranelli was engaged in pursuing corporate acquisition opportunities while advising companies and private equity firms. From 2007 to 2008, Mr. Ranelli was Chief Executive Officer and President of Mikasa, Inc., a global dinnerware, crystal and home accessories company. From 1999 to 2006, he served as Chairman, Chief Executive Officer and President of FGX International, a global optical and jewelry company. Previously, he served in senior executive capacities with Stride Rite Corporation, Deckers Outdoor Corporation, TLC Beatrice and The Timberland Company. He served on the boards of Party City Holdings, Inc. from 2005 to 2008, GNC Corporation from 2006 to 2007 and Deckers Outdoor Corporation from 1994 to 1996.

As a former CEO of the Company and an experienced chief executive officer of consumer products companies and a Chairman and director of public and private equity owned companies, Mr. Ranelli has deep knowledge about the Company and extensive experience leading and managing all aspects of mid to large consumer products companies.

George C. Roeth	56

Mr. Roeth has been the Company’s President and Chief Executive Officer since June 2016. Mr. Roeth was an executive with The Clorox Company for 27 years prior to his retirement in 2015. From 2013 to 2014, Mr. Roeth served as Chief Operating Officer of Lifestyle, Household and Global Operating Functions of Clorox. Previously, Mr. Roeth served as Senior Vice President and General Manager, during which time he was also Chairman of the Board for the Clorox and Procter & Gamble Joint Venture. Prior to that, Mr. Roeth served in several senior-level marketing and operations roles at Clorox, including Vice President and General Manager, Vice President of Growth and Marketing, and Vice President of Brand Development, among others. Mr. Roeth currently serves on the boards of the Oil-Dri Corporation and the East Oakland Youth Development Foundation.

As a former senior executive of a large consumer products company, Mr. Roeth has a proven track record of delivering profitable growth.

			2015

Mary Beth Springer(1)(3)(4)	53	From 2009 to 2011, Ms. Springer served as Executive Vice President and General Manager of The Clorox Company. She served as Clorox’s Group Vice President—Strategy and Growth from 2007 until 2009. She was Group Vice President and General Manager, Specialty Division from 2005 to 2007	2013

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

and Vice President and General Manager, Glad Products Business Unit from 2002 through 2004. Ms. Springer joined Clorox in 1990 as associate marketing manager for household products and subsequently held marketing positions of increasing responsibility. Ms. Springer also serves as lead independent director of Nature’s Sunshine Products, Inc., a natural health and wellness company.

As a former senior executive of one of the country’s leading consumer products companies, Ms. Springer brings significant experience in general management, marketing, sales and branding and many other aspects of the operations of a public company.

Andrew K. Woeber(2)	50

Andrew K. Woeber has over 20 years of experience as an investment banker. From January 2008 to the present, Mr. Woeber has been a Partner/Managing Director at Greenhill & Co., Inc., a global M&A advisory firm, where he is Co-Head of U.S. M&A and focuses on mergers and acquisitions across a broad range of industries. Prior to joining Greenhill, Mr. Woeber was an investment banker at Morgan Stanley from 2000 to 2008, where he was promoted to Managing Director in 2004. At Morgan Stanley, Mr. Woeber worked in the Mergers & Acquisitions Department and the Global Capital Markets Group in New York and the Corporate Finance Department in San Francisco. Early in his career, Mr. Woeber was a corporate lawyer at Cravath, Swaine & Moore in New York, where he focused primarily on M&A, and is a member of the New York Bar. Mr. Woeber serves on the Board of Overseers of University of California, San Francisco, a medical school and group of hospitals with a $1.5 billion endowment, and is a member of the executive committee and chairman of the audit committee.

As a seasoned corporate finance professional, Mr. Woeber has expertise in M&A, capital structure and other aspects of corporate finance.

			2017

(1)	Member of Compensation Committee.
(2)	Member of Investment Committee.
(3)	Member of Target Setting Committee
(4)	Member of Audit Committee.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

FURTHER INFORMATION CONCERNING

THE BOARD OF DIRECTORS

Board Independence

Upon consideration of the criteria and requirements regarding director independence set forth in NASDAQ Rule 5605, the Board of Directors has determined that each of Messrs. Balousek, Colligan, Edwards and Woeber and Ms. Springer meet the standards of independence established by the NASDAQ.

Board Leadership Structure

Under our current leadership structure, the Company has separated the roles of Chairman and Chief Executive Officer. Mr. Brown has served as Chairman since founding the Company in 1980, and Mr. Roeth has served as Chief Executive Officer since June 2016. The Board determined that separating the roles was appropriate given the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting our operating strategy and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. In addition, because Mr. Brown is not “independent” within the meaning of the NASDAQ listing standards, the Board has selected a director who is independent to serve as the “lead independent director.”

The Board believes in the importance of independent oversight, which it seeks to ensure through a variety of means, including:

•	A majority of the Company’s directors are independent.

•	Mr. Balousek acts as the Company’s lead independent director. The lead independent director leads each independent director session of the Board. He also serves as a liaison between the Chairman and the independent directors.

•	During each regularly scheduled Board meeting, all independent directors meet in executive session without the presence of any management directors.

•	The charters for the audit and compensation committees require that all of the members of those committees be independent.

The Board believes that the separated role of Chairman and Chief Executive Officer, together with the significant responsibilities of the Company’s lead independent director and other independent directors described above, provide an appropriate balance between leadership and independent oversight.

Committees of the Board

The Company has four standing committees: Audit, Compensation, Investment and Target Setting. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. The entire Board fulfills the function of the nominating committee.

Audit Committee

During fiscal 2017, the members of the Audit Committee were Messrs. Colligan (Chairman) and Piergallini and Ms. Springer. The Company’s Board of Directors has determined that Mr. Colligan qualifies as an audit committee financial expert as set forth in Section 407(d)(5) of Regulation S-K promulgated by the SEC and he is independent as such term is defined in the NASDAQ Rules. The functions performed by the Audit Committee include:

•	recommending to the Board of Directors the engagement or discharge of the Company’s independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the plan and results of the audit engagement;

•	reviewing the Company’s system of internal financial and accounting controls;

•	reviewing the financial statements of the Company;

•	discussing with management and the independent auditors the Company’s accounting policies;

•	approving the Company’s filing of reports with the SEC; and

•	inquiring into matters within the scope of its functions.

The Board of Directors has adopted a written Audit Committee charter. The charter is available on the Company’s website at www.central.com. The Audit Committee held nine meetings during fiscal 2017.

Compensation Committee

During fiscal 2017, the members of the Compensation Committee were Messrs. Balousek (Chairman) and Piergallini and Ms. Springer. The functions performed by the Compensation Committee include:

•	reviewing and making recommendations to the Board of Directors concerning the compensation of officers, directors and key management employees of the Company;

•	administering the Company’s equity incentive plans;

•	evaluating the performance of management and related matters;

•	evaluating the mixture of base salary, cash bonus and equity compensation in each executive’s total compensation package;

•	awarding restricted stock and stock options as a means of linking executives’ long-term compensation to the rate of return received by stockholders;

•	considering the possible tax consequences to the Company and to the executives when determining executive compensation;

•	reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure regarding named executive officer compensation and, based on this review and discussions, recommending whether the Company include the Compensation Discussion and Analysis in its proxy statement and incorporate it by reference in its annual report on Form 10-K; and

•	creating and approving an annual Compensation Committee Report to be included in its proxy statement and incorporated by reference in its annual report on Form 10-K.

The Board of Directors has adopted a written Compensation Committee charter. The charter is available on the Company’s website at www.central.com. The Compensation Committee held 14 meetings during fiscal 2017.

The Compensation Discussion and Analysis included in this proxy statement includes additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation.

Investment Committee

In February 2017, the Board created the Investment Committee and designated Messrs. Brown (Chairman), Woeber, Colligan, Pennington and Ranelli to serve as members. The functions performed by the Investment Committee include:

•	oversight responsibility for establishing the investment policy of the Company for determining how to deploy excess available equity and debt capital to maximize shareholder value;

•	recommending to the Board investments that it believes will achieve that goal including:

•	acquisitions outside our core business;

•	acquisitions with a purchase price in excess of $100 million;

•	stock repurchases;

•	investments in other public companies;

•	investments in bonds; and

•	other investments with appropriate risk, reward and returns; and

•	responsibility for organization, staffing and oversight of personnel—external and internal—who are engaged in the deployment of excess capital.

The Investment Committee held four meetings during fiscal 2017.

Target Setting Committee

In February 2017, the Board created the Target Setting Committee and designated Messrs. Brown and Pennington and Ms. Springer to serve as members. The function performed by the Target Setting Committee is to work with the operating management to align to financial targets for them to develop business plans against for the next fiscal year, and collaborate and develop with management, the Company’s Strategic and 5-Year Operating Plan.

The Target Setting Committee held four meetings during fiscal 2017.

Compensation Committee Interlocks and Insider Participation

Messrs. Balousek and Piergallini and Ms. Springer served as members of the Compensation Committee during fiscal 2017. They have no relationship with the Company other than as directors and stockholders. During fiscal 2017, no executive officer of the Company served as a director, or as a member of any compensation committee, of any other for-profit entity that had an executive officer that served on the Board of Directors or Compensation Committee of the Company.

Attendance at Meetings

During fiscal 2017, there were 10 meetings of the Board of Directors. No members of the Board of Directors attended fewer than seventy-five percent of the meetings of the Board of Directors and all committees of the Board on which they served, other than Mr. Piergallini, who attended less than seventy-five percent of meetings of the Board of Directors and the committees on which he is serving due to illness. The Company encourages, but does not require, the members of its Board of Directors to attend its annual meeting of stockholders. All members of the Board, who were members at the time, attended the 2017 Annual Meeting of Stockholders.

Stockholder Communications with Directors

The Board of Directors welcomes communications from the Company’s stockholders. Stockholders may send communications to the Board, or to any director in particular, c/o Central Garden & Pet Company, 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597. Any correspondence addressed to the Board or to any director in care of the Company’s offices is forwarded by the Company to the addressee without review by management.

The Board’s Role in Risk Oversight

The Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive. The Company’s management is responsible for the day-to-day management of the risks faced by the Company. While the Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee and Compensation Committee responsible for monitoring and reporting on the material risks associated with their subject matter areas.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk to enable it to understand the Company’s risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee typically provides a summary to the full Board at the next Board meeting. This process helps the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with the Company’s compensation policies.

Compensation of Directors

Members of the Board of Directors who are not employees of the Company received directors’ fees consisting of $60,000 per year and $1,500 for each Board meeting attended in person. The chairs of the Audit Committee and Compensation Committee each receive additional annual retainer fees of $15,000, and the lead independent director receives an additional retainer fee of $35,000. Directors who are not employees of the Company who attend meetings of any of the Company’s standing committees receive an additional $1,500 for each meeting not held on the same day as a Board meeting.

Each non-employee director also receives $500 for participation in each telephonic meeting of the Board of Directors or any committee of less than three hours and $1,000 for participation in meetings of three hours or more. The Company pays non-employee directors $1,500 for each day spent traveling to board and committee meetings, attending subsidiary and division management meetings and conducting plant and facility visits. Mr. Pennington receives similar annual, per meeting and travel fees for his Board service.

Under the Nonemployee Director Equity Incentive Plan, on the date of each Annual Meeting of Stockholders, each non-employee director will be granted a number of (i) options to purchase shares of Class A Common Stock determined by dividing $200,000 by the closing price of a share of Class A Common Stock on the date of such meeting and (ii) shares of restricted stock determined by dividing $20,000 by the closing price of a share of Class A Common Stock on the date of such meeting. Mr. Pennington receives similar awards under the 2003 Equity Incentive Plan.

Set forth below is a summary of the compensation earned during fiscal 2017 by the Company’s directors, except Messrs. Brown and Roeth, whose compensation is reported below under Executive Compensation—Compensation of Executive Officers.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2)($)	Option Awards (1)(2)(3)($)	Non-Equity Incentive Plan Compen- sation($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings($)	All Other Compen- sation($)		Total($)
John B. Balousek	158,500	20,009	43,330	—	—	—		221,839

David N. Chichester(4)	36,000	—	—	—	—	37,500	(6)	73,500

Thomas J. Colligan	99,500	20,009	43,330	—	—	—		162,839

Brooks M. Pennington(5)	83,500	20,009	43,330	—	—	134,885		281,724

Alfred A. Piergallini	74,500	20,009	43,330	—	—	—		137,839

John R. Ranelli	97,000	20,009	43,330	—	—	112,500	(6)	272,839

Mary Beth Springer	87,000	20,009	43,330	—	—	—		150,339

Andrew K. Woeber	81,500	20,009	43,330	—	—	—		144,839

(1)	This column reflects the aggregate grant date fair value computed in accordance with the FASB Accounting Standards Codification 718 Compensation—Stock Compensation (“ASC 718”). Please refer to Note 13, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 29, 2017 for the relevant assumptions used to determine the valuation of our stock and option awards.

(2)	In fiscal 2017, the grant date fair values were determined using the closing stock price of Class A Common Stock on the date of grant.

(3)	As of the end of fiscal 2017, Messrs. Balousek, Chichester, Colligan, Pennington, Piergallini, Ranelli and Woeber and Ms. Springer held the following options to purchase shares of Class A Common Stock:

	Vested	Unvested
John B. Balousek	18,558	9,048

David N. Chichester	4,849	4,849

Thomas J. Colligan	6,948	9,048

Brooks M. Pennington	22,080	9,048

Alfred A. Piergallini	8,861	9,048

John R. Ranelli	2,099	114,237

Mary Beth Springer	—	9,048

Andrew K. Woeber	2,099	4,199

(4)	Mr. Chichester retired from the Board in February 2017.

(5)	Brooks M. Pennington III is the Company’s Director of Special Projects and receives compensation as an employee in addition to compensation for his Board service. All other compensation for Mr. Pennington includes salary of $123,000, the Company’s matching contributions under the Company’s 401(k) Plan of $922 and medical and life insurance premium payments of $10,963.

(6)	Consulting fees.

Director Nominations

Due to the fact that all directors generally participate in interviewing potential Board members, the Board has determined that it is not necessary at this time to establish a separate nominating committee. As such, the entire Board fulfills the function of nominating additional directors. A majority of the members of the Board have been determined by the Board to be independent under the standards established by NASDAQ. At a minimum, the Chairman of the Board, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Other directors and members of management will also interview each candidate as requested by the Chairman. Once potential candidates have successfully progressed through the interview stage, the independent directors will meet in executive session to consider the screened candidates. All director nominees must be selected, or recommended for the Board’s selection, by a majority of the independent directors. Mr. Edwards, a nominee for director, was recommended for consideration as a director nominee by outside legal counsel and the Company’s Chairman.

A majority of the members of the Board must be independent directors as defined in NASDAQ Rule 5605(a)(2). When considering potential director candidates, the Board also considers the candidate’s knowledge, experience, integrity, leadership, reputation and ability to understand the Company’s business. In addition, all director nominees must possess certain core competencies, which may include experience in consumer products, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a Chief Executive Officer or Chief Financial Officer. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes.

The Board will consider any director candidate recommended by stockholders, provided that the candidate satisfies the minimum qualifications for directors as described above. Stockholders must submit recommendations to the Company’s Secretary for consideration by the Board no later than 120 days before the annual meeting of stockholders. To date, the Board has not received any recommendations for nominees to be considered at the Annual Meeting from any non-management stockholder or group of stockholders that beneficially own five percent or more of the Company’s voting stock.

PROPOSAL TWO

APPROVAL OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION

In a September 2006 Special Meeting of Stockholders, the stockholders approved an amendment to the Company’s Certificate of Incorporation to authorize the issuance of 100,000,000 shares of non-voting Class A Common Stock. In December 2017, the Board adopted an amendment to the Certificate of Incorporation (the “Amendment”), and directed its submission to a vote of the stockholders. The Board adopted a resolution declaring the Amendment advisable and in the best interests of the Company and its stockholders. The Amendment would amend the Certificate of Incorporation to authorize 100,000,000 additional shares of non-voting Class A Common Stock (the “Additional Class A Common Stock”). The Amendment would not change the number of authorized shares of Common Stock or Class B Stock.

The Board recommends that all stockholders vote FOR the Amendment. The Board urges stockholders to carefully read the description of the Amendment and its related effects, which are set forth in this proxy statement. The summary of the Amendment contained herein should be read in conjunction with, and is qualified in its entirety by reference to, the complete text of the Certificate of Amendment, which is attached hereto as Appendix A.

The reason for this amendment is to ensure that a sufficient number of shares of the Company’s Class A Common Stock are available under the Certificate of Incorporation to continue to allow the Company to do each of the following without diluting the relative voting interests of existing stockholders:

•	raise equity capital;

•	make acquisitions for stock; and

•	contribute to existing and future employee benefit and incentive plans, including stock option plans,

in each case utilizing the proposed Additional Class A Common Stock. The proposed Additional Class A Common Stock could also be used in connection with stock dividends or stock splits, convertible debt offerings and other uses as are permissible under the Company’s Certificate of Incorporation, Bylaws and governing law.

Under the Amendment, 284,000,000 shares of the Company’s capital stock would be authorized, consisting of 80,000,000 shares of Common Stock, 3,000,000 shares of Class B Common Stock, 1,000,000 shares of preferred stock and 200,000,000 shares of Class A Common Stock. As of December 15, 2017, there were                  shares of Common Stock,                  shares of Class A Common Stock, 1,652,262 shares of Class B Stock, and no shares of preferred stock issued and outstanding. The proposed Additional Class A Common Stock, along with the remaining authorized Common Stock, Class A Common Stock and preferred stock, would be available for issuance by the Board to raise equity capital, to make acquisitions for stock, in connection with employee benefit and incentive plans, including stock option plans, to distribute to stockholders in the form of stock dividends or stock splits and for other corporate purposes.

Since 2006, the Company has completed 11 acquisitions. The Company believes that it will continue to have access to attractive acquisition opportunities, some of which could be large acquisitions. If the Company were to close one or more large acquisitions, it would probably be necessary or advantageous for the Company to use stock as an acquisition currency or as a means of raising equity capital to fund acquisitions or reduce debt incurred to fund the acquisitions. The issuance of significant amounts of new Common Stock would dilute the voting rights of existing stockholders. The Amendment would facilitate continued growth through acquisitions, while enabling the Company to continue to be managed based on long-term objectives, which the Board considers to be a benefit to the Company and its stockholders. As discussed below under Other Considerations and Board Recommendations, there could be potential disadvantages to stockholders.

The Board may under the Amendment authorize the issuance of shares of Class A Common Stock in such amounts, to such persons or entities, upon such terms and conditions and for such consideration as the Board may determine and without any vote or other action by the stockholders, although applicable law and regulations require stockholder approval (but not approval by the holders of Class A Common Stock) of certain mergers and acquisitions and employee equity benefit plans. Although the Board intends to use the Additional Class A Common Stock for some or all of the purposes mentioned above, there are presently no specific plans, arrangements or understandings for the issuance of the Additional Class A Common Stock. However, since the Company regularly considers acquisition opportunities, one or more potential acquisitions, including those that would be material, may become available in the near future and could result in the issuance of the Additional Class A Common Stock. In addition, if the Amendment is approved, the Board intends to consider the advisability of declaring a dividend payable in the form of additional shares of Class A Common Stock to the holders of Common Stock and Class B Stock, in addition to holders of Class A Common Stock.

While the Company has no specific plans, understandings or agreements at present for the issuance of the Additional Class A Common Stock, the Board believes that if an increase in the authorized number of shares of Class A Common Stock were to be postponed until a specific need arose, the delay and expense incident to obtaining approval of the stockholders at that time could significantly impair our ability to consummate an acquisition or to meet financing requirements or other objectives. It could also significantly delay the effectiveness of a stock dividend.

Other Considerations

Dilutive Effect

As noted above, one of the purposes of creating the Class A Common Stock and for now authorizing the Additional Class A Common Stock is to provide the Company with an alternative equity financing vehicle that would not dilute the voting rights of the existing stockholders. Because the Class A Common Stock shares equally with the Common Stock and Class B Stock with respect to all economic benefits, however, issuances of the Additional Class A Common Stock could have a dilutive effect on the economic interest of currently outstanding shares of Common Stock, Class A Common Stock and Class B Stock.

The Use of Shares of Class A Common Stock as Acquisition Currency May Not Allow For Deferred Tax Treatment

Throughout its history, the Company has been an active acquirer of other companies, and it has occasionally used stock as consideration to fund these acquisitions. The use of stock as acquisition currency generally has the benefit of deferring taxes owed by the sellers in connection with the acquisition until such time as the sellers dispose of the stock received in the acquisition. However, in order for certain types of acquisition structures to qualify for this type of deferred tax treatment, the stock used as consideration must be “voting stock” within the meaning of Section 368(a) of the Code. Because the shares of Class A Common Stock do not have voting rights (except as required by law), they will not qualify as “voting stock” and their use in connection with certain acquisition structures will not result in deferred tax treatment for the sellers in the acquisition. Sellers may have a preference for a transaction in which they can defer taxes owed, in which case the Company may have to structure the acquisition in a different manner or may be precluded from using shares of Class A Common Stock to fund the acquisition. Either of these outcomes could reduce the overall utility of the Class A Common Stock as a means of managing voting dilution in connection with stock-based acquisitions.

Certain Effects of Authorized but Unissued Stock

No subsequent stockholder approval is generally required to issue up to the authorized number of shares of Common Stock, preferred stock or Class A Common Stock (including, if approved, the Additional Class A Common Stock). These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, facilitating corporate acquisitions or paying dividends on the capital stock. Additional shares of Class B Stock can be issued only as a stock dividend with respect to outstanding Class B Stock.

Like the presently unissued Common Stock, Class A Common Stock and preferred stock, the existence of unissued shares of proposed Additional Class A Common Stock may enable the Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management.

Board Considerations

In December 2017, the Board met to consider the adoption of the Amendment as a means of permitting the Company to raise equity capital and fund acquisitions and employee benefit and incentive plans, while maintaining the voting strength of existing stockholders. The Board discussed the Amendment, the Company’s substantial historical growth and future acquisition opportunities, the benefits of the existing voting power of the Company’s current stockholders for Company stability and the effects of the Amendment in prolonging such influence.

The Board continues to believe that the Company will require additional resources to achieve its long-term growth objectives, remain competitive, and maintain the strength of its business for all stockholders; that debt financing should be used reasonably; that internally generated funds may not be sufficient to finance all future growth; that an important component of the needed additional resources should be common equity; and that the ability to offer common equity in the Company through plans designed to retain and hire well qualified employees is also important to the Company’s continuing success. The Board believes that a significant dilution of the voting rights of the current stockholders of the Company would not be in the best interests of the Company or its stockholders.

The Board also reviewed the matters discussed under the heading “Other Considerations” above, and recognized, as should the Common stockholders and holders of existing Class A Common Stock, that in some respects the Amendment might be disadvantageous to Common stockholders and holders of existing Class A Common Stock.

After consideration of the above factors, the Board unanimously concluded that the Amendment would be in the best interests of the Company and its stockholders, including holders of its Common Stock and Class A Common Stock, and is fair to all of the stockholders, and directed that the Amendment be submitted to a vote of the stockholders. The Board therefore unanimously recommended that the holders of the Company’s Common Stock vote for the adoption of the Amendment.

If the Amendment is adopted, the Board intends to cause the Amendment to be filed with the Secretary of State of Delaware and the Amendment will be effective upon such filing. The Board would then be free (with certain exceptions) to authorize the issuance of the Additional Class A Common Stock without any further action on the part of stockholders. Although the Board presently intends to file the Amendment if it is approved by the stockholders, the resolution of the stockholders will reserve the right of the Board to abandon the Amendment and to not file it even if it is approved by the stockholders. Although the Board does not currently anticipate exercising its right to abandon the Amendment nor does it contemplate any specific events which would trigger the abandonment of the Amendment, the Board will defer or abandon the Amendment, if, in its business judgment, adverse market conditions or general economic conditions affecting the Company are such as to make the Amendment no longer in the best interests to the Company or its stockholders.

Required Vote

The affirmative vote of a majority of the shares of Common Stock and Class B Stock, voting together as a class, present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the proposed Amendment.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL TO APPROVE THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

PROPOSAL THREE

RATIFY THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 29, 2018. If stockholders fail to ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without stockholder approval if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table lists the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” for the last two fiscal years.

	Fiscal Year Ended
	September 24, 2016	September 30, 2017
Audit fees	$3,740,000	$2,390,000
Audit-related fees	77,400	77,880
Tax fees	14,680	16,450
All other fees	—	100,000

Audit Fees

The Audit fees for the fiscal years ended on September 24, 2016 and September 30, 2017 were for professional services rendered for the audits of the Company’s consolidated financial statements, issuance of consents and other assistance in connection with regulatory filings with the SEC.

Audit-Related Fees

The audit-related fees for the fiscal year ended on September 24, 2016 were primarily related to a statutory audit. The audit-related fees for the fiscal year ended on September 30, 2017 were primarily related to statutory audits.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of the Company’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures which are detailed as to each particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934 to management. The Audit Committee pre-approved fees for all audit and non-audit related services provided by the independent registered public accounting firm in fiscal years 2016 and 2017.

AUDIT COMMITTEE REPORT

ON AUDITED FINANCIAL STATEMENTS

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee of the Board consists of the directors whose signatures appear below. Each member of the Audit Committee is “independent” as defined in the NASDAQ Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s general function is to oversee the Company’s accounting and financial reporting and internal control processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. Its specific responsibilities are set forth in its charter. The charter is available on the Company’s website at www.central.com.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended September 30, 2017 and met with management, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with representatives of Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications With Audit Committees, as amended by (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with representatives of Deloitte & Touche LLP their independence from management and the Company and received the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended on September 30, 2017.

December , 2017	Audit Committee

THOMAS J. COLLIGAN, Chairman
ALFRED A. PIERGALLINI
MARY BETH SPRINGER

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Fiscal 2017 was an excellent year for the Company. The Company reported strong financial results and completed two acquisitions. Net sales for fiscal 2017 increased 12.3% from fiscal 2016. Net income was $78.8 million, or $1.52 per share on a fully diluted basis, compared to net income in fiscal 2016 of $44.5 million, or $0.87 per share on a fully diluted basis.

In fiscal 2017, the Compensation Committee’s actions for the named executive officers included:

•	Salary—Mr. Roeth’s salary of $775,000 remained unchanged for fiscal 2017. In connection with Mr. Lahanas’ promotion to Chief Financial Officer in May 2017, the Committee increased his salary from $336,000 to $380,000. The Committee also approved increases in base salary of between 1.5% and 7% for Messrs. Machek and Yuhas and Ms. Schwichtenberg. Mr. Brown’s salary remained unchanged.

•	Bonus—Fiscal 2017 bonuses have not been determined yet. Fiscal 2016 bonuses ranging from $105,000 to $795,000 were paid to Messrs. Roeth, Brown and Yuhas reflecting their contributions during the year. Mr. Roeth’s employment agreement provided for a $500,000 signing bonus and a minimum annual bonus equal to his target bonus prorated for the portion of the fiscal year in which he was employed. Messrs. Lahanas and Machek and Ms. Schwichtenberg were not executive officers during fiscal 2016.

•	Equity awards—In fiscal 2017, the Committee granted stock options and restricted stock to the named executive officers. Highlights of equity awards made during fiscal 2017 include:

•	Mr. Roeth received 22,431 shares of restricted stock and stock options for 97,941 shares, each with time vesting over four years; and

•	Mr. Lahanas received restricted stock grants for 12,700 shares with time vesting over five years and a stock option grant for 12,240 shares with time vesting over four years. Mr. Brown received a restricted stock grant for 9,696 shares with time vesting over five years, and Mr. Machek received a restricted stock grant for 2,786 shares with time vesting over three years and a stock option grant for 8,330 shares with time vesting over four years. Mr. Yuhas and Ms. Schwichtenberg received stock option grants with time vesting requirements over four years.

•	Alignment with Stockholders. A significant portion (ranging from approximately 42% to 73% in fiscal 2017) of the executive officers’ total potential compensation is paid in the form of bonuses or long-term equity awards rather than base salary in order to tie the executives’ compensation to both annual financial performance and long-term stock price performance and to align their interests with the interests of the Company’s stockholders.

The Committee discharges the Board’s responsibilities related to executive compensation and continuously strives to align the Company’s compensation policies for executive officers with the Company’s performance and stockholders’ interests. The Committee will continue to analyze the Company’s executive compensation policies and practices and adjust them as appropriate to reflect the Company’s performance and competitive needs.

Impact of Say-On-Pay Vote on Compensation Decisions

At the Annual Meeting of Stockholders in February 2017, 63% of the shares voting recommended holding a say-on-pay-vote every three years. As a result, the Board determined to continue to hold a vote every three years.

Also at the Annual Meeting of Stockholders in February 2017, approximately 99% of the shares voting approved the compensation paid to our named executives. Given the overwhelming stockholder support, the Committee determined to continue to approach compensation decisions in substantially the same way as in recent years.

Compensation Objectives

The objectives of the Company’s compensation program are to recruit and retain high-caliber executives, and to incentivize those executives to achieve superior financial results for the Company and its stockholders. The Company uses three primary tools to compensate executive officers: base salary, annual bonus and long-term equity compensation. Together they combine to provide an executive’s total compensation package. The Company views base salary as a primary indicator of the market value needed to attract and retain executives with the skills and expertise to perform the duties and discharge the responsibilities of their positions. The Committee considers annual bonus as a means of rewarding job performance and enhancing base salary mindful of current competitive levels and utilizes restricted stock and stock options as a means of linking executives’ long-term compensation to the Company’s long-term performance and as retention devices.

The Company’s compensation program rewards executive officers for progress against corporate operating goals and for their individual contributions. A substantial portion of each executive’s total compensation opportunity is weighted toward incentive compensation. When the Company does not achieve satisfactory financial results and/or its stock price does not appreciate, the compensation that can be realized by the Company’s executives may be substantially reduced. When the Company exceeds financial expectations and/or its stock price appreciates, the compensation that can be realized by the Company’s executives may be increased. The Committee believes that this is the most effective means of aligning executive incentives with stockholders’ interests.

Process

As described below, the Committee periodically uses surveys and reports prepared internally and by compensation consulting firms to understand the compensation levels and pay structure at peer group companies. The Company’s compensation is generally evaluated against the broad range of compensation paid by the peer group; however, the Committee also uses its judgment to determine specific pay levels necessary to attract, retain, focus and motivate executive talent. In exercising this judgment, the Committee looks beyond the market data to include individual job performance and compensation history, future potential, internal comparisons, retention risk for individual executives, and, in the case of new hires, compensation at former employers.

With respect to the compensation of Mr. Roeth, the Company’s Chief Executive Officer since June 2016, the Committee retained Pay Governance as part of its process of finalizing the terms of his employment agreement and determining his initial salary, bonus potential, actual bonus and equity compensation in fiscal 2016 and his bonus potential and equity compensation in fiscal 2017. The Committee, with the advice of Pay Governance and consistent with his employment agreement, determined Mr. Roeth’s compensation in large part by reference to the compensation paid to the Company’s former Chief Executive Officer.

With respect to the compensation of Mr. Brown, the Company’s Chairman, the Committee retained Pay Governance as part of its process of determining his salary for fiscal 2016 given Mr. Brown’s transition to part-time status, while continuing to provide guidance on acquisitions and other areas that have significant strategic importance and potential impact on shareholder value. With respect to the Company’s other executive officers, the Committee receives, evaluates and considers the recommendations of the Chairman and the Chief Executive Officer and may consult with the Company’s Human Resources managers as part of its process of determining compensation. From time to time, the Chairman and/or the Chief Executive Officer may attend portions of meetings of the Committee, although they do not vote with the Committee. Other executive officers generally have no role in making decisions regarding compensation of the Company’s executive officers.

The Committee determines base salary and target bonus as of each officer’s hire date, and it generally reconsiders both elements on an annual basis. The Committee determines officers’ annual bonuses after the Company’s financial results for the prior fiscal year are announced. The Committee generally grants each officer stock options and/or shares of restricted stock upon his or her hire date and considers granting additional awards on an annual basis. The Committee generally attempts to grant bonuses or equity compensation to existing officers on a standard schedule.

Compensation Consultants and Benchmarking

The Committee has the authority to retain the services of compensation consultants and other advisors, as it deems necessary or appropriate, in connection with the administration of the Company’s compensation and employee benefit plans, policies and programs. The Committee has periodically retained the services of a compensation consulting firm to assist the Committee in formulating its recommendations regarding executive compensation.

During fiscal 2016, the Committee engaged Pay Governance to help it evaluate the appropriate mix of compensation for Mr. Roeth and formulate an initial compensation package for Mr. Roeth. The Company’s business focus and scope and mix of operations are unique, which limits the usefulness of comparisons using a peer group. Instead, Pay Governance used more generalized reviews of external compensation levels to develop a reference range of compensation. As a result, the information provides less precision than data derived from more closely analogous peer groups. Pay Governance’s reference for comparison purposes included a broad range of consumer products companies, some of which have similar annual sales and EBIT to the Company, but most of which lack similar organizational complexity. In its assessment, Pay Governance considered compensation levels for CEOs at companies of comparable sales revenue and EBITDA, in addition to broader survey data. Some of the companies included in its assessment were Diamond Foods, Cal-Maine Foods, The Fresh Market, Core-Mark and Chiquita Brands.

Pay Governance advised the Committee that, based on the above survey, the appropriate range for the CEO salary and bonus cash compensation was roughly $1.2-1.6 million, with an annual long-term incentive award of roughly $1.5 million. With respect to Mr. Roeth’s employment agreement, Pay Governance advised the Committee that in its opinion the total compensation package for Mr. Roeth was appropriate, given his experience level and performance and the strong emphasis on performance-based compensation vs. fixed compensation.

Allocation and Amount

The Company compensates its executives through a combination of annual cash compensation (comprised of base salary and annual bonus) and long-term equity incentive compensation (comprised of stock options or restricted stock grants, or both). The Committee views market competitive base salary and the annual bonus targets as essential for attracting, retaining and motivating executive officers. The Committee also believes that equity incentive compensation is an essential factor in recruiting and retaining top executives and in driving performance over the long term.

The use and relative weights of base salary, annual bonus and long-term equity compensation are based on a subjective determination by the Committee of the effectiveness of each executive in all areas of management, including achievement of the Company’s strategic objectives, leadership, operating skills and other attributes. Generally, the Committee views the various elements of compensation as part of one overall package but believes that a majority of the total compensation package should be weighted toward the performance of the Company and stock price appreciation in order to align the interest of management and stockholders. In fiscal 2017, base salary, benefits and perquisites ranged from approximately 27% to 58% of each executive officer’s potential compensation, reflecting the importance of performance-based bonuses and stock price appreciation.

When evaluating corporate performance, the Committee generally considers financial metrics such as net sales, earnings before interest and taxes, or EBIT, and net controllable assets. When evaluating individual performance, the Committee also considers subjective factors such as the individual’s overall leadership and management skills, success in attracting, retaining and developing qualified subordinates, success in achieving corporate and strategic objectives, ability to work with peers and supervisors in an effective and collegial manner, as well as numerous other criteria.

On occasion, the Committee may use tally sheets setting forth various components of compensation of the named executive officers, including dollar amounts for salary, annual bonus and perquisites and the value of unexercised stock options and restricted stock awards, to assist it in balancing the elements.

When making compensation decisions, the Committee also considers the issue of internal pay equity between the compensation of other Company executive officers and the compensation of the Chief Executive Officer. The Committee also considers issues relating to the corporate tax and accounting treatment of various forms of compensation and the impact of compensation decisions on stockholder dilution.

The Committee continues to subscribe to the philosophy that the overall performance of the Company and its stock price should be the primary areas of consideration when rewarding the Company’s top executives. However, the Committee also seeks to ensure that the Company’s executive officers are paid competitively with the market so that they remain motivated to stay with the Company and achieve its business and strategic objectives.

Salary

The Committee reviews the base salary of the executive officers each year and generally recommends a modest increase consistent with projected increases for companies nationwide. In some instances, the Committee has adjusted base salaries of individual named executive officers for retention reasons or to maintain internal pay equity and salary integrity among the senior executives. In connection with Mr. Roeth’s appointment to Chief Executive Officer in June 2016, the Committee established an initial salary of $775,000 for him, representing a modest increase from the salary paid to the Company’s former Chief Executive Officer, which had been reviewed and benchmarked against peer group companies by the Committee’s compensation consultant. No adjustments were made to Mr. Roeth’s salary in fiscal 2017. In consideration of his promotion to Chief Financial Officer in May 2017, the Committee increased Mr. Lahanas salary from $336,000 to $380,000. In fiscal 2016, Mr. Brown’s salary was reduced to $200,000 due to his transition to part-time status, and no adjustments were made in fiscal 2017. The Committee also approved a salary increase of $21,300 for Mr. Machek to reflect his promotion to Chief Accounting Officer and salary increases of $12,900 and $6,000 for Mr. Yuhas and Ms. Schwichtenberg, respectively, in fiscal 2017.

Annual Bonus

The Committee determines the bonus awarded to each named executive officer after the end of each fiscal year primarily by considering the financial results of the Company for the given year and the officer’s individual performance and contribution to the Company. The Committee generally sets target bonuses for each named executive officer at the beginning of each fiscal year as a percentage of his or her base salary. The target bonus percentages are generally set at a level which the Committee believes will assure that the executive’s total compensation opportunity is attractive enough to motivate superior performance and that the executive is focused on key objectives, as well as being competitive with amounts paid for similar performance in comparable executive positions by the Company’s peer companies.

The Committee uses a pre-determined formula based on actual performance as against target EBIT, adjusted up or down based on average quarterly net controllable assets, to make the initial calculation of an executive officer’s actual bonus compensation, but the Committee retains full discretion to determine annual bonuses up to and beyond the amount of such executive officer’s bonus potential for the year based on individual performance and other factors. The Committee also considers individual performance, including an executive’s overall leadership and his or her contribution to the achievement of annual and long-term financial and strategic goals, such as customer relationships, talent development, teamwork among business units, identification and pursuit of strategic initiatives, cost control efforts and innovation and new product development, among others.

Fiscal 2016 Bonuses. Beginning in early 2017, the Committee met to determine bonuses based on the Company’s performance in fiscal 2016. The following table sets forth the target bonus and actual bonus paid to the following named executive officers for fiscal 2016:

	% of Fiscal 2016 Base Salary		Bonus For Fiscal 2016
Executive Officer	Target	Actual
George C. Roeth	100%	103%	$795,000
William E. Brown	50%	53%	$105,000
George A. Yuhas	50%	56%	$247,250

In determining the amount of bonuses awarded to the named executive officers for fiscal 2016, the Committee considered the Company’s financial performance in fiscal 2016, their individual performance, and progress made during fiscal 2016 in implementing the Company’s strategic initiatives. Importantly, the Company’s actual EBIT exceeded the target EBIT set at the beginning of the fiscal year resulting in actual bonuses exceeding target bonuses. Under the terms of Mr. Roeth’s employment agreement, he received a $500,000 signing bonus and was entitled to a minimum annual bonus of $258,333, which represents his target bonus prorated for the portion of the fiscal year in which he was employed. The Committee awarded an annual bonus of $295,000 to Mr. Roeth based on the Company’s strong financial performance in fiscal 2016. Bonuses were awarded to Messrs. Brown and Yuhas based on the Company’s strong financial performance and for their individual efforts during fiscal 2016, including Mr. Brown’s substantial contributions to the Company’s improved performance during the period subsequent to his return for a leave of absence and Mr. Yuhas’ efforts in managing the Company’s legal and regulatory affairs. Messrs. Lahanas and Machek and Ms. Schwichtenberg were not executive officers in fiscal 2016.

Fiscal 2017 Bonuses. The Committee has not yet determined the amount of bonuses to be paid to the named executive officers with respect to fiscal 2017. The following table sets forth the target bonus percentages for each of the named executive officers with respect to fiscal 2017:

Executive Officer	% of Fiscal 2017 Base Salary			Bonus For Fiscal 2017
	Target	Actual
George C. Roeth	100%		(1)		(1)
William E. Brown	50%		(1)		(1)
Nicholas Lahanas	45%		(1)		(1)
Howard Machek	35%		(1)		(1)
Kay Schwichtenberg	50%		(1)		(1)
George A. Yuhas	50%		(1)		(1)

(1)	To be determined.

The Company will report the fiscal 2017 bonus determinations in a Form 8-K once decisions are made.

The Company does not have a policy regarding the recovery or adjustment of awards based on Company performance if a material financial measure considered by the Committee in any particular year is subsequently restated.

Stock Options

The Committee determines the size of executive officers’ initial hire option grants with primary consideration towards making the offer of employment market competitive while consistent with awards granted to other executives. The size of annual option grants to officers is determined after giving consideration to the officer’s performance over the fiscal year, awards previously granted to the officer, such officer’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested awards, the vesting schedule of the officer’s outstanding awards, comparison of individual awards among executives and in relation to other compensation elements, stockholder dilution and total compensation expense.

In January 2017, the Committee granted Class A common stock options for 97,941 shares to Mr. Roeth, 12,240 shares to Mr. Lahanas, 8,330 shares to Mr. Machek, 14,690 shares to Ms. Schwichtenberg and 14,691 shares to Mr. Yuhas. Under the terms of his employment agreement, Mr. Roeth was entitled to receive $1,000,000 in Black Scholes value of stock options with respect to fiscal year 2017 and $750,000 in Black Scholes value of stock options for subsequent fiscal years to provide a strong linkage to shareholder interests. The vesting period for the stock options is 25% per year for four years.

The Company does not have a program or practice of timing option grants in connection with the release of material non-public information.

Restricted Stock

The Company has historically utilized stock options as the principal means of providing its executive officers with long-term equity incentive compensation. However, the Company has also granted restricted stock to executive officers upon the commencement of employment or for retention purposes. Generally, restricted stock vests, and the restrictions on transfer lapse, in accordance with a schedule determined by the Committee. The Committee has the authority to accelerate the time at which restrictions lapse, and/or remove restrictions, on previously granted restricted stock.

Under the terms of his employment agreement, Mr. Roeth was entitled to receive $500,000 in Black Scholes value of Class A Common Stock. The vesting period for the restricted stock is 25% per year. The Committee granted Mr. Roeth restricted stock with an aggregate Black Scholes value of approximately $700,000 in order to satisfy the terms of his employment agreement and resolve a question which had arisen thereunder. These restricted stock grants provide Mr. Roeth with immediate ownership of the Company’s stock and a strong linkage to shareholder interests. The Committee believed that until the end of the first year of Mr. Roeth’s tenure, his ability to participate in the development of the performance targets and influence their achievement was more limited than it will be in subsequent years, and accordingly, that the use of time vested restricted stock in fiscal 2017 was desirable and appropriate. For fiscal 2018 and subsequent fiscal years, he is also entitled to receive at least $750,000 of Class A restricted stock, subject to the achievement of certain performance goals. For fiscal 2018, the Committee has decided to use time-based vesting, rather than performance-based vesting, for the restricted stock grant for fiscal 2018 in light of the Company’s extraordinary performance in fiscal 2017.

In fiscal 2017, the Committee also granted Mr. Brown $300,000 of Class A restricted stock (9,696 shares) with time vesting over four years in order to target a total compensation package of $600,000, consisting of 50% salary and bonus and 50% restricted stock.

In addition, the Committee granted Mr. Lahanas 12,700 shares of Class A restricted stock with time vesting over five years in recognition of his exceptional performance and his promotion to Chief Financial Officer. The Committee also granted Mr. Machek 2,786 shares of Class A restricted stock with time vesting over three years in recognition of his service as interim principal financial officer.

Stock Ownership Requirements

The Company does not have any stock ownership requirements or any policy limiting an executive’s ability to hedge the risks of stock ownership.

Post-Employment Arrangements

Under the terms of the Company’s employment agreements and non-compete and post-employment consulting agreements, certain named executive officers are entitled to payments and benefits upon the occurrence of specified events, including termination of employment. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described below in detail in the section titled “Potential Payments Upon Termination” on page 34. The Company’s equity-based compensation plans and employment agreements do not provide for special payments to the named executive officers upon a change-in-control of the Company.

The terms of these arrangements were set through individual negotiations with each of the named executive officers. As part of these negotiations, the Committee analyzed the terms of the same or similar arrangements for comparable executives employed by some companies in our peer group. This approach was used in setting the amounts payable and the triggering events under the arrangements. These provisions are intended to provide the individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities to join or remain with the Company. The Committee considers the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining the Company.

The non-compete and post-termination consulting agreements are intended to protect, to the maximum extent permitted by law, the Company’s confidential information, and payments thereunder are conditioned upon the executive not working for one of our principal competitors within a specified period of time following separation from the Company.

Benefits and Perquisites

The Company provides a 401(k) retirement plan and partial matching contributions but does not provide supplemental employee retirement plans or pensions. The Company also provides its executives with benefits such as medical, dental, life and disability insurance and other benefits that are generally available to full time employees. The Company pays for a leased automobile or car allowance for certain named executive officers. Mr. Roeth is entitled to an allowance to cover medical expenses equal to $15,000 per year in lieu of his participation in the Company’s medical plan, and an annual allowance to cover financial planning services equal to $20,000 per year. The Company will also make an annual charitable contribution of $100,000 in the aggregate to the charity or charities of Mr. Roeth’s choosing.

Accounting and Tax Treatment

In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, the Committee believes that it is important to retain flexibility in designing compensation programs that meet the Company’s stated objectives. For this reason, the Committee will not necessarily limit compensation to those levels or types of compensation that will be tax deductible. The Committee does consider alternative forms of compensation, consistent with the Company’s compensation goals that preserve deductibility.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer or any of the four other most highly compensated executive officers unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other requirements are met. To date, the Company’s non-equity compensation plans have generally not been designed to permit the Company to grant awards that qualify for deductibility under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017. This report is provided by the following independent directors, who comprise the Compensation Committee:

December     , 2017

JOHN B. BALOUSEK, Chairman

ALFRED A. PIERGALLINI

MARY BETH SPRINGER

Compensation of Executive Officers

Set forth below is the compensation paid to the Company’s Chief Executive Officer and Chief Financial Officer and certain other executive officers during our three fiscal years ended on September 30, 2017.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1)($)	Option Awards (2)($)	All Other Compensation (3)($)	Total ($)
George C. Roeth	2017	775,000		(5)	699,157	806,054	53,019	2,333,230
President and Chief Executive Officer	2016	232,500	795,000	(4)	520,040	40,147	266,048	1,853,735

William E. Brown	2017	200,000		(5)	299,994	—	15,535	515,529
Chairman	2016	176,618	105,000		300,021	—	1,203	582,842
	2015	319,500	120,000		—	—	12,808	452,308

Nicholas Lahanas	2017	346,246		(5)	401,172	100,735	3,120	851,273
Chief Financial Officer

Howard Machek(6)	2017	319,027		(5)	74,999	68,556	21,855	484,437
Senior Vice President and Chief Accounting Officer

Kay M. Schwichtenberg	2017	404,385		(5)	—	120,899	15,096	540,380
Executive Vice President

George A. Yuhas	2017	450,491		(5)	—	120,907	26,370	597,768
General Counsel and Secretary	2016	459,438	247,250		—	163,560	25,620	895,868
	2015	426,154	295,000		—	127,500	20,872	869,526

(1)	This column represents the grant date fair value in accordance with ASC 718. These amounts do not represent the actual value that may be realized by the named executive officers.

(2)	This column represents the grant date fair value in accordance with ASC 718. Please refer to Note 13, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 29, 2017 for the relevant assumptions used to determine the compensation cost of our stock option awards. These amounts do not represent the actual value, if any, that may be realized by the named executive officers.

(3)	The components of the “All Other Compensation” column for fiscal 2017 are detailed in the following table:

Description	Roeth	Brown	Lahanas	Machek	Schwichtenberg	Yuhas
Company matching contribution to 401(k) plan	$4,243	$4,000	$2,543	$3,125	$3,125	$2,399
Medical and life insurance premiums	576	11,535	576	14,730	11,971	11,971
Car allowance or lease	13,200	—	—	4,000	—	12,000
Medical reimbursement	15,000	—	—	—	—	—
Financial planning allowance	20,000	—	—	—	—	—

Total	$53,019	$15,535	$3,120	$21,855	$15,096	$26,370

(4)	Mr. Roeth became Chief Executive Officer in June 2016. Bonus column includes a hiring bonus of $500,000.

(5)	Bonuses for fiscal 2017 have not yet been determined.

(6)	Mr. Machek served as acting principal financial officer from October 2016 to May 2017.

Employment Agreement – George C. Roeth

On May 3, 2016, the Company entered into an employment with Mr. Roeth under which he is entitled to receive an annual salary of $775,000 and a target bonus equal to 100% of his base salary. He also received a signing bonus of $500,000. Beginning in fiscal year 2019 and each subsequent year that he serves as Chief Executive Officer, Mr. Roeth will be entitled to a salary plus target bonus for that fiscal year of not less than $1,800,000. The employment agreement also provides for long-term equity compensation. For fiscal year 2017, Mr. Roeth received $699,157 of Class A Common Stock as a restricted stock grant and $806,054 Black Scholes value of stock options. Mr. Roeth is entitled to $750,000 Black Scholes value of stock options for subsequent fiscal years. For fiscal year 2018 and subsequent fiscal years, he is also entitled to receive at least $750,000 of Class A Common Stock as a restricted stock grant, subject to the achievement of certain performance goals. The vesting period for both the restricted stock and the stock options is 25% per year and the options expire six years from the date of grant. The Compensation Committee and Mr. Roeth have agreed that the restricted stock grant for fiscal 2018 will not be subject to performance goals.

The Company may terminate Mr. Roeth at any time without cause by giving him 90 days’ notice. Subject to executing a general release, Mr. Roeth will be entitled to continued vesting of previously granted stock options and restricted stock. Under the terms of a post-employment consulting agreement, Mr. Roeth will provide consulting services for 48 months upon termination of his employment with the Company. For these services, Mr. Roeth will be entitled to receive, on an annual basis, 15% of his base salary at the time of the termination of his employment with the Company, in addition to any compensation he may be entitled to for serving on the Board of Directors of the Company.

Employment Agreement – Kay M. Schwichtenberg

On April 1, 2014, the Company entered into a second amended and superseding employment agreement with Kay M. Schwichtenberg. This employment agreement provides that Ms. Schwichtenberg will receive an annual minimum salary of $304,000 (subject to adjustment to $380,000 for an increased weekly time commitment). She is also eligible for an annual bonus, targeted at 50% of base compensation, subject to her and the Company’s performance. The agreement has an indeterminate term, unless terminated for her dismissal with cause, death or disability. The Company may terminate Ms. Schwichtenberg’s agreement at any time without cause upon four months’ written notice. If the Company terminates Ms. Schwichtenberg without cause, she will continue to receive her base salary and bonus eligibility for four months. Following such four month period, Ms. Schwichtenberg’s salary and bonus target will be reduced to 20% of the salary in effect at the time notice was given and her work commitment will be proportionally reduced during a one year, tail period. The tail period may be renewable for subsequent one year periods upon mutual agreement.

Employment Agreement – George Yuhas

On March 1, 2011, the Company entered into an Employment Agreement with George A. Yuhas. This employment agreement provides that Mr. Yuhas will receive an annual minimum salary of $380,000. He is also eligible for an annual bonus, targeted at 50% of base compensation, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. Yuhas’ agreement at any time without cause upon 24 months’ written notice. If the Company terminates Mr. Yuhas without cause, he will continue to receive his base salary and health insurance benefits for nine months, subject to the execution of a general release of claims. At its option, the Company may pay Mr. Yuhas 24 months’ additional salary and benefits in lieu of giving 24 months’ notice.

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the named executive officers during fiscal 2017, which ended on September 30, 2017. The restricted stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End table, to the extent that they did not fully vest prior to fiscal year end.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)($)
		Threshold (# shares)	Target (# shares)	Maximum (# shares)
George C. Roeth	1/20/17	—	—	—	16,160	(2)(3)	—		—	499,990
	1/20/17	—	—	—			97,941	(2)(4)	30.94	806,054
	2/14/17	—	—	—	6,271	(2)(3)	—		—	199,167
Nicholas Lahanas	1/20/17	—	—	—			12,240	(2)(4)	30.94	100,735
	3/7/17				6,300	(2)(5)	—		—	204,372
	5/16/17				6,400	(2)(6)	—		—	196,800
Howard Machek	11/14/16	—	—	—	2,786	(7)	—		—	74,999
	1/20/17	—	—	—	—		8,330	(2)(4)	30.94	68,556
William E. Brown	1/20/17	—	—	—	9,696	(2)(8)	—		—	299,994
Kay M. Schwichtenberg	1/20/17	—	—	—	—		14,690	(2)(4)	30.94	120,899
George A. Yuhas	1/20/17	—	—	—	—		14,691	(2)(4)	30.94	120,907

(1)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to ASC 718. Please refer to Note 13, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 29, 2017 for the relevant assumptions used to determine the valuation of our stock awards.

(2)	Class A Common Stock.

(3)	The restricted stock vests in increments of 25% on each of January 20, 2018, 2019, 2020 and 2021.

(4)	The options vests in increments of 25% on each of January 20, 2018, 2019, 2020 and 2021.

(5)	The restricted stock vests in increments of 33-1/3% upon each of March 7, 2020, 2021 and 2022.

(6)	The restricted stock vests in increments of 33-1/3% upon each of May 16, 2020, 2021 and 2022.

(7)	The restricted stock vests in increments of 33% on each of November 14, 2017, 2018 and 2019.

(8)	The restricted stock vests in increments of 33-1/3% on each of January 20, 2020, 2021 and 2022.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2017, which ended on September 30, 2017.

	Option Awards							Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable		Number of Shares Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options	Option Exercise Price (1)($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
George C. Roeth	20,284	(3)	—		—	9.86	8/10/18
	9,697	(3)	4,849	(3)(4)	—	13.75	8/9/19	—		—	—	—
	—		97,941	(3)(5)	—	30.94	1/20/23	—		—	—	—
	—		—		—	—	—	20,217	(3)(6)	751,870	—	—
	—		—		—	—	—	22,431	(3)(7)	834,209	—	—
Nicholas Lahanas	—		9,000	(3)(8)	—	10.63	3/31/21	—		—	—	—
	—		13,500	(3)(9)	—	13.82	1/29/22	—		—	—	—
	—		12,240	(3)(5)	—	30.94	1/20/23	—		—	—	—
	—		—		—	—	—	3,334	(3)(10)	123,991	—	—
	—		—		—	—	—	6,306	(3)(11)	234,520	—	—
	—		—		—	—	—	1,500	(3)(12)	55,785	—	—
	—		—		—	—	—	6,300	(3)(13)	234,297	—	—
	—		—		—	—	—	6,400	(3)(14)	238,016	—	—
Howard Machek	8,000	(3)	—		—	6.43	3/31/19	—		—	—	—
	9,000	(3)	9,000	(3)(8)	—	10.63	3/31/21	—		—	—	—
	4,500	(3)	13,500	(3)(9)	—	13.82	1/29/22	—		—	—	—
	—		8,330	(3)(5)	—	30.94	1/20/23	—		—	—	—
	—		—		—	—	—	6,306	(3)(11)	234,520	—	—
	—		—		—	—	—	1,500	(3)(12)	55,785	—	—
	—		—		—	—	—	2,786	(3)(15)	103,611	—	—
William E. Brown	—		—		—	—	—	12,191	(3)(16)	453,383	—	—
	—		—		—	—	—	9,696	(3)(17)	360,594	—	—
Kay M. Schwichtenberg	—		25,000	(3)(8)	—	10.63	3/31/21	—		—	—	—
	—		37,500	(3)(9)	—	13.82	1/29/22	—		—	—	—
	—		14,690	(3)(5)	—	30.94	1/20/23	—		—	—	—
								—		—	—	—
George A. Yuhas	12,500	(3)	25,000	(3)(8)	—	10.63	3/31/21	—		—	—	—
	—		35,250	(3)(9)	—	13.82	1/29/22	—		—	—	—
	—		14,691	(3)(5)	—	30.94	1/20/23	—		—	—	—
	—		—		—	—	—	4,167	(3)(18)	154,971	—	—

(1)	All options were granted at the closing market price on the date of grant.

(2)	Market value was calculated based on the closing sale price of $37.19 per share for the Class A Common Stock on September 29, 2017, the last trading day in fiscal 2017.

(3)	Class A Common Stock.

(4)	The options vest on August 9, 2018.

(5)	The options vest in increments of 25% upon each of January 20, 2018, 2019, 2020 and 2021.

(6)	The restricted stock vests in increments of 33% on each of June 1, 2018, 2019 and 2020.

(7)	The restricted stock vests in increments of 25% on each of January 20, 2018, 2019, 2020 and 2021.

(8)	The options vest in increments of 50% upon each of March 31, 2018 and 2019.

(9)	The options vest in increments of 33% upon each of January 29, 2018, 2019 and 2020.

(10)	The restricted stock vests on February 24, 2018.

(11)	The restricted stock vests in increments of 50% upon each of February 14, 2018 and 2019.

(12)	The restricted stock vests on March 31, 2018.

(13)	The restricted stock vests in increments of 33% on each of March 7, 2020, 2021 and 2022.

(14)	The restricted stock vests in increments of 33% on each of May 16, 2020, 2021 and 2022.

(15)	The restricted stock vests in increments of 33% on each of November 14, 2017, 2018 and 2019.

(16)	The restricted stock vests in increments of 33% on each of August 16, 2019, 2020 and 2021.

(17)	The restricted stock vests in increments of 33% on each of January 20, 2020, 2021 and 2022.

(18)	The options vest on March 31, 2018.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2017, which ended on September 30, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
George C. Roeth	—	—	6,739	198,329
Nicholas Lahanas	13,250	300,858	—	—
	—	—	7,987	261,629
Howard Machek	10,000	288,700	—	—
	—	—	4,654	151,506
William E. Brown	—	—	—	—
Kay M. Schwichtenberg	25,000	541,125	—	—
	—	—	13,334	341,350
George A. Yuhas	36,750	865,753	—	—
	—	—	4,167	144,012

Nonqualified Deferred Compensation

None of the named executive officer participates in any non-qualified deferred compensation plan.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock and Class A Common Stock that may be issued upon the exercise of options, warrants and rights under its existing equity compensation plans as of September 30, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	2,471,554	(1)	$16.79	16,253,209	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	2,471,554	(1)	$16.79	16,253,209	(2)

(1)	Includes 0 shares of Common Stock and 2,373,853 shares of Class A Common Stock issuable upon exercise of options granted under the 2003 Omnibus Equity Incentive Plan and 97,701 shares of Class A Common Stock issuable upon exercise of options granted under the Nonemployee Director Equity Incentive Plan.

(2)	Includes 4,443,604 shares of Common Stock and 10,965,695 shares of Class A Common Stock available for issuance under the 2003 Omnibus Equity Incentive Plan 109,728 shares of Common Stock and 734,182 shares of Class A Common Stock available for issuance under the Nonemployee Director Equity Incentive Plan.

Potential Payments Upon Termination or Change-In-Control

Some of our executive officers have employment agreements with us. Such employment agreements are terminable at any time. Under these agreements, if an executive is terminated by us without “cause” the executive is entitled to a lump sum payment plus continuation of all benefits associated with the executive’s employment as provided below. The term “cause” is defined in each executive’s employment agreement and generally means (a) an act or omission constituting negligence or misconduct which is materially injurious to the Company; (b) failure to comply with the lawful directives of the Board of Directors; (c) a material breach of the employment agreement by the executive officer, which is not cured within 30 days after written notice thereof; (d) failure to perform in a manner acceptable to the Company after written notice and an opportunity to cure; (e) the abuse of alcohol or drugs; (f) fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude by which is materially injurious to the Company; (g) a material violation of any securities law, regulation or compliance policy of the Company; (h) death of the executive officer or incapacity of the executive officer exceeding four (4) months.

SEC regulations require that the Company estimate the value of severance benefits payable to the named executive officers assuming that the triggering event (a termination without cause) occurred on September 30, 2017, the last day of the Company’s 2017 fiscal year.

As a general matter, potential payments upon termination or change in control are not part of the Company’s compensation objectives and are not used, except (i) when necessary to recruit new executives and (ii) to secure non-compete and post-termination consulting agreements that are intended to protect the Company’s confidential information and are conditioned upon the executive not going to work for one of the Company’s principal competitors. Except as described below with respect to Mr. Roeth’s agreement, the Company’s equity-based compensation plans and employment agreements do not provide for special payments to the Company’s named executive officers upon a change-in-control of the Company. As a result, the Compensation Committee’s decisions regarding other compensation elements are not impacted by these arrangements.

Name	Salary Continuation	Post Employment Consulting Payments	Health and Employee Benefits	Equity Vesting	Total
George C. Roeth(1)	—	$465,000	—	$792,466	$1,257,466
Nicholas Lahanas	—	—	—	—	—
Howard Machek	—	—	—	—	—
William E. Brown	—	—	—	—	—
Kay M. Schwichtenberg(2)	$281,200	$78,136	—	—	$359,336
George A. Yuhas(3)	$332,175	$66,435	$8,411	—	$407,021

(1)	The value of restricted stock issued for which vesting would be extended in connection with a termination is calculated based on the closing sale prices on September 29, 2017, the last trading day in fiscal 2017 of $37.19 for Class A Common Stock.

(2)	Includes $78,533 of bonuses due Ms. Schwichtenberg under her employment agreement.

(3)	The Company is required to provide Mr. Yuhas with 24 months’ notice before a termination without cause. At its option, the Company may pay Mr. Yuhas 24 months’ additional salary and benefits, or approximately $908,229 in lieu of giving 24 months’ notice.

Kay M. Schwichtenberg

Ms. Schwichtenberg is a party to a Post-Employment Consulting Agreement pursuant to which she has committed to make herself available to the Company for consulting services for 10 hours per month for one year after termination of employment with the Company. Ms. Schwichtenberg will receive approximately $3,171 per month (subject to a 2% annual increase) for such consulting services. This agreement contains confidentiality and non-competition provisions.

George A. Yuhas

Mr. Yuhas is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for one year after termination of employment with the Company. Mr. Yuhas will receive approximately $5,375 per month (subject to changes in Mr. Yuhas’ base salary) for such consulting services. This agreement contains confidentiality and non-competition provisions.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Board of Directors has adopted a written related person transactions policy. The Audit Committee reviews the material facts of all interested transactions that require the Audit Committee’s approval and either approves or disapproves of the entry into any transaction in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any executive officer, director or greater than five percent beneficial owner of the Company’s Common Stock (or an immediate family member of any of the foregoing) has or will have a direct or indirect interest. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a director is a related party of an interested transaction he or she does not participate in any discussion or approval of that interested transaction, except that the director is required to provide all material information concerning the interested transaction to the Audit Committee. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related party to confirm that they are in compliance with the Committee’s guidelines and that the interested transaction remains appropriate.

Transactions with the Company

Brooks M. Pennington

Under an Employment and Non-Compete Agreement dated February 27, 1998, and subsequently modified and extended agreement, Mr. Pennington will continue to serve as Director of Special Projects for the Company through February 28, 2018; provided that the Company may terminate the agreement upon 90 days’ notice in which event Mr. Pennington will be entitled to receive 12 months’ severance. In this position, Mr. Pennington is expected to work a maximum of 650 hours per year for a base salary of $123,000 annually.

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table indicates, as to each director and nominee, each named executive officer and each holder known to the Company to be the beneficial owner of more than five percent of any voting class of the Company’s common stock, the number of shares and percentage of the Company’s stock beneficially owned as of December 1, 2017.

Beneficial Owner(1)	Number of Class B Shares		Number of Common Shares		Number of Class A Common Shares		Percent (2)	Percent of Total Voting Power(3)
Executive Officers:
George C. Roeth	—		—		104,257	(4)	*	*
Nicholas Lahanas	—		—		38,519	(5)	*	*
Howard Machek	—		1,000		50,614	(6)	*	*
William E. Brown	1,646,007	(7)	1,574,019		2,297,839	(8)	10.6%	55.4%
Kay M. Schwichtenberg	—		—		24,957	(9)	*	*
George A. Yuhas	—		—		78,181	(10)	*	*

Directors and Nominees:
John B. Balousek	—		18,160		20,643	(11)	*	*
Thomas J. Colligan	—		—		10,519	(12)	*	*
Michael J. Edwards	—		—		—		*	*
Brooks M. Pennington III(13)	—		214,532	(14)	87,092	(15)	*	*
Alfred A. Piergallini	—		8,979		69,291	(16)	*	*
John R. Ranelli			39,485	(17)	129,429	(18)
Mary Beth Springer	—		—		—		*	*
Andrew K. Woeber	—		—		2,729	(19)	*	*

All directors and executive officers as a group (15 persons)(20)	1,646,007		1,856,175		3,049,078		12.6%	56.6%

Five Percent Stockholders:
BlackRock, Inc.(21)	—		1,209,388		3,860,098		9.8%	5.1%
Dimensional Fund Advisors LP(22)	—		993,198		3,098,361		7.9%	4.2%
The Vanguard Group(23)	—		1,216,005		2,953,347		8.0%	5.1%
Wells Fargo & Company(24)	—		780,722		—		1.5%	3.3%

(*)	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner listed below is 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597.

(2)	Represents the number of shares of Class B Stock, Common Stock and Class A Common Stock beneficially owned by each stockholder as a percentage of the total number of shares of Class B Stock, Common Stock and Class A Common Stock outstanding. As of December 1, 2017, there were 1,652,262 shares of Class B Stock, 12,160,023 shares of Common Stock and 38,034,490 shares of Class A Common Stock outstanding.

(3)	Represents the percentage of the voting power of each stockholder after giving effect to the disparate voting rights among the Class B Stock, Common Stock and Class A Common Stock. The voting powers of the Common Stock and the Class B Stock are identical in all respects, except that the holders of Common Stock are entitled to one vote per share and the holders of Class B Stock are entitled to the lesser of ten votes per share or 49% of the total votes cast. Shares of Class A Common Stock generally have no voting rights unless otherwise required by Delaware law.

(4)	Includes 54,466 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2017.

(5)	Includes 7,560 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2017. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(6)	Includes 28,802 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2017. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(7)	Includes 45,548 shares for which Mr. Brown holds voting power pursuant to a voting agreement entered into on March 25, 2008.

(8)	Includes 240,000 shares of Class A Common Stock held by various irrevocable family trusts. Mr. Brown and his spouse are co-trustees of the trusts, and the beneficiaries are immediate family members of Mr. Brown. Mr. Brown disclaims beneficial ownership of the shares held by the trusts. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(9)	Includes 16,172 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2017. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(10)	Includes 27,922 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2017. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(11)	Includes 18,558 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2017.

(12)	Includes 6,948 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2017.

(13)	The address of Mr. Pennington is 169 South Main Street; P.O. Box 231; Madison, GA 30650.

(14)	Includes 40,040 shares of Common Stock held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 7,604 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 6,938 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 40,040 shares held by BPCB Partners, L.P. and 7,604 shares held by Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 6,938 shares held by his spouse.

(15)	Includes 22,080 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2017. Includes 15,208 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 3,876 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 15,208 shares held by Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 3,876 shares held by his spouse. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(16)	Includes 8,861 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2017.

(17)	Includes 100 shares of Common Stock held in trust.

(18)	Includes 2,099 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2017. Includes 16,991 shares of Class A Common Stock held in trust.

(19)	Includes 2,099 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2017.

(20)	Includes 195,567 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2017.

(21)	The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s common stock filed on January 9, 2017 and a Schedule 13G/A reflecting beneficial holdings of the Company’s Class A common stock filed on January 12, 2017.

(22)	The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The foregoing information is solely from two Schedules 13G/A reflecting beneficial holdings of the Company’s capital stock filed on February 9, 2017.

(23)	The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s common stock filed on January 10, 2017 and a Schedule 13G/A reflecting beneficial holdings of the Company’s Class A common stock filed on February 10, 2017.

(24)	The address of Wells Fargo & Co. is 420 Montgomery Street, San Francisco, CA 94104. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s capital stock filed on January 24, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from September 29, 2016 to September 30, 2017 all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, other than Mr. Machek who filed a Form 4 on January 30, 2017 to report an option grant on January 20, 2017, Mr. Roeth who filed a Form 4 on July 12, 2017 to report a net share settlement of restricted stock on June 1, 2017, Mr. Brown who filed a late Form 5 to report a gift of stock on December 28, 2016, and Mr. Ranelli who filed a Form 4 on August 10, 2017 to report a sale of stock on August 7, 2017.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial and accounting officer, controller and certain other senior financial personnel. The Code of Ethics, is available at the Company’s website at www.central.com/about-us/responsibility#values-and-ethics.

OTHER MATTERS

The accompanying proxy card grants the proxy holders discretionary authority, to the extent authorized by Rule 14a-4(c) under the Exchange Act, to vote on any matter raised at the Annual Meeting. As of the date of this proxy statement, there are no other matters which management intends to present or has reason to believe others will present at the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal for action at the Company’s annual meeting in February 2019 and wishes to have such proposal set forth in management’s proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before August     , 2018. Proposals should be addressed to the Company at 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597, Attention: Corporate Secretary.

If a stockholder intends to submit a proposal at the Company’s annual meeting in February 2019 which is not intended to be included in the Company’s proxy statement and form of proxy relating to that meeting, the stockholder should give appropriate notice no later than November     , 2018. If the stockholder fails to submit the proposal by such date, the stockholder may still submit a proposal at the meeting but the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company’s annual meeting in February 2019.

MANNER AND COST OF SOLICITATION

The Board of Directors of Central Garden & Pet Company is sending you this proxy statement in connection with its solicitation of proxies for use at the Company’s Annual Meeting of Stockholders. Certain directors, officers and employees of the Company may solicit proxies on behalf of the Board of Directors by mail, phone, fax or in person. All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: December     , 2017

By Order of the Board of Directors

George A. Yuhas, Secretary

APPENDIX A

CERTIFICATE OF AMENDMENT TO

FOURTH RESTATED AND AMENDED CERTIFICATE OF INCORPORATION OF

CENTRAL GARDEN & PET COMPANY

Central Garden & Pet Company, a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Fourth Restated and Amended Certificate of Incorporation (the “Certificate of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 1:00 a.m., Eastern Standard Time, on                     , 2018.

THIRD: Article Fifth of the Certificate of Incorporation is hereby amended by deleting Section 1 in its entirety and replacing it with the following:

“Section 1. Classes and Number of Shares.

The total number of shares of all classes of stock which this Corporation shall have authority to issue is 284,000,000 shares which will consist of Preferred Stock and Common Shares. Common Shares will consist of three classes of stock—Common Stock, Class A Common Stock and Class B Stock. The classes and the aggregate number of shares of stock of each class which this Corporation shall have authority to issue are as follows:

(i) 80,000,000 shares of Common Stock, $0.01 par value per share (hereinafter the “Common Stock”);

(ii) 200,000,000 shares of Class A Common Stock, $0.01 par value per share (hereinafter the “Class A Common Stock”);

(iii) 3,000,000 shares of Class B Stock, $0.01 par value per share (hereinafter the “Class B Stock”); and

(iv) 1,000,000 shares of Preferred Stock, $0.01 par value per share, with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time (hereinafter the “Preferred Stock”); provided that, as set forth in Annex A hereto, the Board of Directors has previously designated 100 shares of Preferred Stock as Series A Convertible Preferred Stock, which designation remains effective, and as set forth in Annex B hereto, the Board of Directors has also previously designated 100 shares of Preferred Stock as Series B Convertible Preferred Stock, which designation remains effective.”

Signed on this              day of         , 2018

By:

Name:

Title:

CENTRAL GARDEN & PET COMPANY 1340 TREAT BOULEVARD, SUITE 600 WALNUT CREEK, CA 94597

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E34744-P97974 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTRAL GARDEN & PET COMPANY	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1. Election of Directors	☐	☐	☐
Nominees:
01) John B. Balousek 06) John R. Ranelli
02) William E. Brown 07) George C. Roeth
03) Thomas J. Colligan 08) M. Beth Springer
04) Michael J. Edwards 09) Andrew K. Woeber
05) Brooks M. Pennington III
					For	Against	Abstain
2. To approve the amendment to the Company’s Certificate of Incorporation to increase the number of shares of Class A Common Stock authorized for issuance.					☐	☐	☐

3. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on September 29, 2018.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2017 Annual Report and Stockholder Letter are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

E34745-P97974

CENTRAL GARDEN & PET COMPANY

Annual Meeting of Stockholders

February 13, 2018 10:30 A.M.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints William E. Brown and George C. Roeth, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of Central Garden & Pet Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2018 Annual Meeting of Stockholders to be held at the Embassy Suites Walnut Creek, 1345 Treat Blvd., Walnut Creek, California 94597, on February 13, 2018 at 10:30 A.M., PST or at any adjournment or postponement thereof, with all the powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side